UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 12, 2008

CENTERLINE HOLDING COMPANY
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-13237	13-3949418
(Commission File Number)	(IRS Employer Identification No.)

625 Madison Avenue, New York, NY 10022
(Address of Principal Executive Offices)	(Zip Code)

212-317-5700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2008, Janice Cook Roberts informed the Board of Trustees (the “Board”) of Centerline Holding Company (the “Registrant”) that she would not stand for reelection as a trustee (a “Trustee”).  Ms. Roberts’ term as a Trustee will end at the annual meeting of shareholders of the Registrant on June 12, 2008 (the “Effective Date”).  Ms. Roberts decided not to submit her name for nomination to another term on the Board due to time constraints posed by her other professional and business commitments.

Section 3.1(c) of the Second Amended and Restated Trust Agreement of the Registrant provides that the Trustees will be classified, with respect to the terms for which they hold office, into three classes, as nearly equal in number as possible.  To avoid a potential imbalance in the Trustee classes that would be caused by Ms. Roberts’ decision not to seek reelection to the Board, Robert L. Loverd, a Trustee in the class of Trustees whose terms end in 2009, resigned as a Trustee effective March 12, 2008 and was immediately reappointed by the Board to the class of Trustees whose terms end in 2008.  In addition, the Board reappointed Mr. Loverd as the Lead Trustee and as a member of the Nominating and Governance Committee and the Capital Markets Committee.

On March 12, 2008, the Board also approved a reduction in the size of the Board from eleven (11) Trustees to ten (10) Trustees effective on the Effective Date.

Item 9.01.  Financial Statements, Pro Forma Financial Information and Exhibits

(a).	Financial Statements
Not Applicable.

(b).	Pro Forma Financial Information
Not Applicable.

(c).	Exhibits
None.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTERLINE HOLDING COMPANY
(Registrant)

By:	/s/ Robert L. Levy
Robert L. Levy
Chief Financial Officer

March 18, 2008